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                                                               Exhibit 4(b)(i).2

                      CONTRACT ON THE PROVISION OF SERVICES
         concluded pursuant to ss. 269 (2) et seq. of the Commercial Code

(1)   EuroTel Bratislava, a.s.,
      with its seat at Stefanikova 17, 811 05 Bratislava, Slovak Republic,
      ICO: 35 705 019
      (hereinafter "EuroTel")
      represented by: Josef Barta, CEO / procurator
                      Thomas Cancro, CFO / procurator

      and

(2)   Atlantic West B.V.,
      with its seat at Strawinskylaan 1725, 1077 JE Amsterdam
      The Netherlands (hereinafter "AWBV")
      represented by: Trust International Management ( T.I.M.) B.V.
                      Managing Director

conclude on February 28, 2001 this Contract on the provision of services (hereinafter the "Contract").

                                       I.
                             Subject of the Contract

The contracting parties agree that AWBV shall provide services to EuroTel through its designee, Mr. Frederic Lyman Wohl, born May 22nd 1963, Passport No. Z7502410, a citizen of the United States of America (hereinafter the "Secondee"). The subject of the provided services shall be the following: marketing and sales management and know how.

                                      II.
                Rights and Obligations of the Contracting Parties

(1) AWBV undertakes, during the period of validity and effectiveness of this Contract, to inform EuroTel of the amount of salary paid to the Secondee and all other costs connected with the Secondee's residency, employment and provision of services for EuroTel in the territory of the Slovak Republic. EuroTel will then reimburse AWBV for all the above mentioned expenses.

(2) EuroTel undertakes to create favorable working conditions and to ensure safety and health protection at work.
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                                      III.
                   Validity and Effectiveness of the Contract

(1) This Contract shall be concluded for the period of two years beginning January 22, 2001 and shall become valid and effective upon its execution by both contracting parties.

(2)   This Contract shall become invalid upon the expiry of the agreed period.

(3) Prior to the expiry of the agreed period, the Contract may become invalid and ineffective:

      a)    on the basis of an agreement between the contracting parties; or
      b)    upon the termination of the secondment by AWBV

                                       IV.
                                Final Provisions

      (1) This Contract shall be prepared in two originals, and each contracting party shall receive one counterpart.

      (2) The contracting parties represent that the provisions of the Contract are clear and certain, their contractual freedom is not limited and the legal act is made in a prescribed form.

      (3) This Contract shall be governed and construed pursuant to the laws of the Slovak Republic.

In Bratislava on February 28, 2001


------------------------              ---------------------------------------
      Jozef Barta                     Trust International Management (T.I.M.)
    CEO/procurator                                  B.V.
EuroTel Bratislava, a.s.                      Managing Director


------------------------
     Thomas Cancro
   CFO/procurator
EuroTel Bratislava, a.s.